Contact: Suzy Hollinger 808.525.8422 shollinger@abinc.com

ALEXANDER & BALDWIN REPORTS THIRD QUARTER 2016 RESULTS

•	Continued strong performance of commercial portfolio

•	The Collection tower and midrise units on schedule to begin closing in November

•	Board authorizes evaluation of real estate investment trust structure

Honolulu (October 27, 2016) - Alexander & Baldwin, Inc. (NYSE:ALEX) ("A&B" or "Company") today announced its financial results for the three and nine months ended September 30, 2016.
“We continued to enjoy solid performance in our Commercial Real Estate segment during the quarter. Our portfolio delivered strong year-over-year growth, with operating profit and net operating income (NOI) up 9.6% and 3.4%1, respectively, compared to last year’s third quarter,” said Chris Benjamin, A&B president and chief executive officer. “Development & Sales and Materials & Construction both remain significant contributors to overall earnings. We sold a large agricultural parcel on Maui for $9.5 million, a Kahala Avenue lot and several joint venture units. Materials & Construction adjusted EBITDA for the third quarter was roughly in line with last year's third quarter, and backlog remains robust at $242.5 million2. Agribusiness operating profit, excluding sugar cessation costs, was a positive $1.9 million in the quarter and has been better than anticipated year to date thanks to a favorable harvest. As a result, we now anticipate that the full-year 2016 pre-tax loss for Agribusiness operations will be closer to the favorable end of the $5-$15 million loss guidance previously provided.”
“While our financial performance in the quarter was solid, we are most pleased with our strategic progress. Since redoubling our focus on Hawaii in 2012, we’ve migrated the capital from 17 mainland commercial properties to Hawaii in a tax efficient manner, significantly enhancing the quality and concentration of the portfolio. Over the same period, we've grown the recurring income stream from our commercial portfolio by over 40% and, today, over 85% of portfolio NOI comes from Hawaii compared to 40% at the beginning of 2012. A&B is now the largest owner of grocery-anchored retail properties in the state. With this concentration comes the opportunity to serve our communities and tenants better, and we are leveraging our development expertise in the redevelopment of existing commercial assets, like the Lau Hala Shops in Kailua and the food court at Pearl Highlands Center.”
“As we strategically grow our commercial portfolio in Hawaii, it’s important that we assess the optimal structure for the Company going forward and take a serious look at organizing our

Company like other large commercial real estate owner/operators. Over the last several months, management has undertaken a preliminary analysis of the potential for conversion to a real estate investment trust (REIT). Based on the findings of this analysis, our Board has approved an in-depth exploration of a conversion to a REIT, which could greatly enhance A&B’s ability to pursue its core strategy of investing in Hawaii assets and communities. In particular, the structure could provide A&B with greater ability to compete on a level playing field with out-of-state investors for Hawaii commercial properties, positioning A&B to increase investment in the state and keep more Hawaii properties in local hands.”
“As a major developer, quarry operator, infrastructure firm and agricultural enterprise in Hawaii, we also want to ensure that a REIT conversion would not adversely impact these operations. A possible REIT conversion will be evaluated in careful detail before a conclusion about whether or not to convert is reached. In the near term, shareholders can expect to see increased expenses associated with the evaluation, which we will reflect as a separate line item in our income statement.”

Quarter Highlights & Recent Activity
Commercial Real Estate (formerly “Leasing”)

•	Operating profit was up 9.6% to $13.7 million and NOI increased by 3.4% to $21.1 million[1] compared to the same period last year.
Development & Sales

•	Construction of The Collection remains on schedule for commencement of deliveries in November.

•	Sold a 268-acre agriculture parcel to Maui County for $9.5 million and a lot on Kahala Avenue for $3.0 million.
Materials & Construction

•	Backlog remains healthy at $242.5 million[2].

•	Operating profit was $5.6 million, which included a $1.6 million noncash write-down of a surplus vacant land parcel held by an unconsolidated joint venture.

•	Adjusted EBITDA was $9.6 million[1] excluding the aforementioned noncash write-down.
Agribusiness

•	Final harvest sugar production outlook is toward the higher end of the expected range, facilitating an improvement in operating loss guidance, though operational and weather risks still remain.

•	Diversified agriculture plans continued to advance, including crop and grazing trials, technology research and financial analysis.

•
Expanded grazing lands on Maui based on initial trial results to date. Commencing conversion of 3,700+ acres of additional working lands to improved pasture; some with supplemental irrigation for drought resistance.

Financial/Other

•	The board of directors authorized an increase in the quarterly dividend and an in-depth evaluation of a REIT conversion.

•	In August 2016, borrowed $60 million of secured debt:

◦	13-year term.

◦	3.135% interest rate fixed by an interest rate swap agreement.

◦	Increased weighted average maturity to approximately six years with only a negligible increase in the weighted average cost of debt.

Financial Performance
Third Quarter 2016
The Company reported a net loss for the third quarter of 2016 of $1.9 million, or $0.03 per diluted share, which included a $9.6 million after-tax loss from the Agribusiness segment, or $0.20 per diluted share, principally related to the previously disclosed cessation of sugar operations at Hawaiian Commercial & Sugar Company (HC&S). Earnings for the third quarter of 2015 were $6.7 million, or $0.11 per diluted share, and included after-tax losses from the Agribusiness segment of $5.6 million, or $0.11 per diluted share.
Revenue for the third quarter of 2016 was $138.7 million, compared to revenue of $144.7 million for the third quarter of last year. Revenue declined primarily due to lower development sales revenue.
Segment and other results:
Commercial Real Estate operating profit increased 9.6% in the third quarter from $12.5 million in 2015 to $13.7 million in 2016, primarily due to improved same store performance. Leasing NOI increased in the third quarter compared to last year by 3.4%1. Portfolio occupancy was lower at 92% compared to 95% in 2015. Hawaii occupancy remained stable at 93%, however, mainland occupancy fell from 96% to 90% due to a large industrial tenant downsizing in July.
Development & Sales reported operating profit of $6.6 million in the third quarter of 2016 due primarily to the sale of a 268-acre agricultural parcel to the County of Maui for $9.5 million, and a Kahala lot sale for $3.0 million, but also included joint venture closings of a unit at Kukui’ula and six units at Ka Milo. Operating profit from Development & Sales in the third quarter of 2015 was $11.2 million and primarily included the sale of 11.0 acres at Maui Business Park to Lowe's, and joint venture sales of five units at Kukui’ula and seven units at Ka Milo.
The Materials & Construction segment contributed $5.6 million of operating profit in the third quarter of 2016, net of a $1.6 million noncash write-down of a surplus vacant land parcel held by an unconsolidated joint venture, compared to $7.5 million in last year's third quarter. EBITDA for the third quarter, adjusted to exclude the previously described $1.6 million write-down, was $9.6 million1 compared to $10.2 million1 last year. Segment performance for the quarter compared to last year's third quarter was also impacted by lower materials sales and lower paving revenues per ton, but was partially offset by lower quarry costs. Wet weather and delays in notices to proceed affected both periods under comparison. The percentage of rained out crew days in these two quarters were materially higher than the average over the preceding three years. However, additional crews were added midway through the third quarter of 2016, which helped increase tons paved by 18.7% compared to last year.
Total Agribusiness operating losses for the third quarter of 2016 were $15.7 million and included $17.6 million of sugar cessation-related expenses. Agribusiness operating profit excluding sugar cessation expenses was $1.9 million in the third quarter of 2016, compared to a loss of $9.0 million in the third quarter of 2015. The improvement primarily was due to lower sugar production costs, partially offset by lower power margin. As a result of favorable experience so far this year, full-year pre-tax operating losses and cessation costs are expected to be at the favorable end of their previously provided ranges—$(5)-$(15) million and $(75)-$(90) million, respectively.
Corporate finance and other:

•	Interest expense decreased slightly to $6.4 million for the third quarter of 2016 from $6.5 million for the third quarter of 2015.

•	General corporate expenses increased to $5.5 million for the third quarter of 2016 from $4.8 million for the third quarter of 2015, primarily due to increased professional fees and other expenses.

•	Professional fees and other expenses associated with the evaluation of a potential REIT conversion amounted to $1.9 million for the third quarter of 2016.

•	The Company reported an income tax benefit of $2.4 million in the quarter due to a net loss before taxes resulting primarily from Agribusiness losses for the quarter.

Year-To-Date
The Company reported a net loss for the first nine months of 2016 of $10.1 million, or $0.19 per diluted share, which included a $30.4 million after-tax loss from the Agribusiness segment, or $0.62 per diluted share, principally related to the cessation of sugar operations at HC&S. Earnings for the first nine months of 2015 were $41.8 million, or $0.82 per diluted share, and included after-tax losses from the Agribusiness segment of $7.4 million, or $0.15 per diluted share.
Revenue for the first nine months of 2016 was $350.2 million compared to revenue of $449.1 million for the first nine months of last year. Revenue declined principally due to lower development sales, and lower paving and asphalt revenue.

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
CONDENSED INDUSTRY SEGMENT DATA, NET INCOME (LOSS)
(In Millions, Except Per Share Amounts, Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
Revenue:[3]	2016	2015	2016	2015
Real Estate:
Commercial Real Estate	$32.9	$33.0	$102.3	$100.5
Development & Sales	12.8	19.9	74.1	108.8
Reconciling item[4]	—	—	(60.7)	(21.0)
Materials & Construction	52.1	51.0	144.8	165.3
Agribusiness	40.9	40.8	89.7	95.5
Total revenue	$138.7	$144.7	$350.2	$449.1

Operating Profit (Loss):
Real Estate:
Commercial Real Estate	$13.7	$12.5	$42.6	$39.6
Development & Sales	6.6	11.2	7.8	57.5
Materials & Construction	5.6	7.5	18.5	21.7
Agribusiness:
Agribusiness operations	1.9	(9.0)	1.7	(11.8)
HC&S cessation costs	(17.6)	—	(51.6)	—
Total operating profit	10.2	22.2	19.0	107.0
Interest expense	(6.4)	(6.5)	(20.1)	(20.2)
General corporate expenses	(5.5)	(4.8)	(16.0)	(15.7)
REIT evaluation costs	(1.9)	—	(3.8)	—
Reduction in solar investments	(0.2)	(0.1)	(9.7)	(1.7)
Income (loss) before income taxes	(3.8)	10.8	(30.6)	69.4
Income tax expense (benefit)	(2.4)	3.8	(21.6)	26.4
Net income (loss)	(1.4)	7.0	(9.0)	43.0
Income attributable to noncontrolling interest	(0.5)	(0.3)	(1.1)	(1.2)
Net income (loss) attributable to A&B shareholders	$(1.9)	$6.7	$(10.1)	$41.8

Earnings (Loss) Per Share:[5]
Basic - Net income (loss) available to A&B shareholders	$(0.03)	$0.11	$(0.19)	$0.83
Diluted - Net income (loss) available to A&B shareholders	$(0.03)	$0.11	$(0.19)	$0.82

Weighted Average Number of Shares Outstanding:
Basic	49.0	48.9	49.0	48.8
Diluted	49.0	49.4	49.0	49.3

Cash Dividends Per Share	$0.06	$0.05	$0.18	$0.15

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(In Millions, Unaudited)

	September 30, 2016	December 31, 2015
Assets
Current assets	$144.6	$152.5
Investments in affiliates	430.8	416.4
Real estate developments	192.6	183.5
Property, net	1,256.1	1,269.4
Intangible assets, net	55.8	54.4
Goodwill	102.3	102.3
Other assets	42.0	63.8
	$2,224.2	$2,242.3

Liabilities & equity
Current liabilities	$181.5	$184.7
Long-term debt, non-current portion	523.9	496.6
Deferred income taxes	184.2	202.1
Accrued pension and post-retirement benefits	58.6	59.7
Other non-current liabilities	49.6	60.5
Redeemable noncontrolling interest	11.6	11.6
Equity	1,214.8	1,227.1
	$2,224.2	$2,242.3

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED CASH FLOW TABLE
(In Millions, Unaudited)

	Nine Months Ended September 30,
	2016	2015

Cash flows from operating activities:	$48.4	$115.3

Cash flows from investing activities:
Capital expenditures for property, plant and equipment	(105.3)	(34.9)
Capital expenditures related to 1031 commercial property transactions	(6.2)	(1.3)
Proceeds from disposal of property and other assets	11.4	5.1
Proceeds from disposals related to 1031 commercial property transactions	59.3	25.2
Payments for purchases of investments in affiliates and investments	(36.0)	(22.5)
Proceeds from investments in affiliates	6.0	37.6
Change in restricted cash associated with 1031 transactions	16.2	(2.7)
Net cash provided by (used in) investing activities	$(54.6)	$6.5

Cash flows from financing activities:
Proceeds from the issuance of long-term debt	$222.0	$71.0
Payments of long-term debt and deferred financing costs	(191.1)	(182.1)
Payments under line-of-credit, net	(11.8)	(0.4)
Dividends paid	(8.8)	(7.4)
Distributions to non-controlling interests	(0.5)	(1.1)
(Tax withholding payments) proceeds from issuance of capital stock and other, net	0.9	(0.5)
Net cash provided by (used in) financing activities	$10.7	$(120.5)

Net increase in cash and cash equivalents	$4.5	$1.3
Cash and cash equivalents, beginning of period	1.3	2.8
Cash and cash equivalents, end of period	$5.8	$4.1

USE OF NON-GAAP FINANCIAL MEASURES
The Company calculates NOI as Commercial Real Estate operating profit from continuing operations, and adjusted for general and administrative expenses, straight-line rental adjustments, interest income, interest expense, depreciation and amortization, and gains on sales of interests in real estate. NOI is considered by management to be an important and appropriate supplemental performance metric because management believes it helps both investors and management understand the ongoing core operations of our properties excluding corporate and financing-related costs and noncash depreciation and amortization. NOI is an unlevered operating performance metric of our properties and allows for a useful comparison of the operating performance of individual assets or groups of assets. This measure thereby provides an operating perspective not immediately apparent from GAAP income (loss) from operations or net income (loss). NOI should not be considered as an alternative to GAAP net income, as an indicator of the Company's financial performance, or as an alternative to cash flow from operating activities as a measure of the Company's liquidity. Other real estate companies may use different methodologies for calculating NOI, and accordingly, the Company's presentation of NOI may not be comparable to other real estate companies. The Company believes that the Commercial Real Estate segment's operating profit from continuing operations is the most directly comparable GAAP measurement to NOI. A reconciliation of the Commercial Real Estate segment operating profit to Commercial Real Estate segment NOI is as follows:

	Three Months Ended September 30,
(dollars in millions)	2016	2015
Commercial Real Estate segment operating profit	$13.7	$12.5
Adjustments:
Depreciation and amortization	7.0	7.4
Straight-line lease adjustments	(0.4)	(0.8)
General, administrative and other expenses	0.8	1.3
Commercial Real Estate segment NOI	$21.1	$20.4
Percent change over prior comparative period	3.4%

The Company presents Adjusted EBITDA for the Materials & Construction segment, which is a non-GAAP measure. The Company uses Adjusted EBITDA when evaluating operating performance for the Materials & Construction segment because management believes that it provides insight into the segment’s core operating results, future cash flow generation and the underlying business trends affecting performance on a consistent and comparable basis from period to period. The Company provides this information to investors as an additional means of evaluating the segment’s ongoing core operations. The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company believes that Materials & Construction operating profit is the most directly comparable GAAP measurement to the segment's Adjusted EBITDA. A reconciliation of segment operating profit to Adjusted EBITDA follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(dollars in millions)	2016	2015	2016	2015
Operating profit	$5.6	$7.5	$18.5	$21.7
Depreciation & amortization expense	2.9	3.0	8.8	8.8
Income attributable to noncontrolling interest	(0.5)	(0.3)	(1.1)	(1.2)
Noncash write-down of a surplus vacant land parcel held by an unconsolidated affiliate	1.6	—	1.6	—
Adjusted EBITDA	$9.6	$10.2	$27.8	$29.3
Percent change over comparative period	(5.9)%		(5.1)%
__________________________________________

[1]	This is a non-GAAP disclosure. See above for a discussion of management’s use of non-GAAP financial measures and required reconciliations from GAAP to non-GAAP measures.

[2]
Backlog represents the amount of revenue that the Grace Pacific and Maui Paving, LLC, a 50-percent-owned unconsolidated affiliate, expect to realize on contracts awarded or government contracts in which Grace Pacific has been confirmed to be the lowest bidder and formal communication of the award is perfunctory. Backlog primarily consists of asphalt paving and, to a lesser extent, Grace’s consolidated revenue from its construction- and traffic-control-related products. Backlog includes estimated revenue from the remaining portion of contracts not yet completed, as well as revenue from approved change orders. The length of time that projects remain in backlog can span from a few days for a small volume of work to 36 months for large paving contracts and contracts performed in phases. Maui Paving's backlog at September 30, 2016 and 2015 was $19.1 million and $18.9 million, respectively.

[3]	Inter-segment revenue during the each of the three and nine month periods ended September 30, 2016 and 2015 were immaterial.

[4]
Represents commercial property sales that are classified as "Gain on sale of improved property" in the Condensed Consolidated Statements of Income, but reflected as revenue for segment reporting purposes.

[5]
Earnings per share available to A&B shareholders reflect $0.4 million of undistributed earnings allocated from redeemable noncontrolling interests for the third quarter of 2016 and $0.9 million for the first nine months of 2016. Undistributed losses allocated from redeemable noncontrolling interests for each of the three and nine month periods ended September 30, 2015, amounted to $1.3 million.

ABOUT ALEXANDER & BALDWIN
Alexander & Baldwin, Inc. is a Hawaii-based public company, with interests in commercial real estate, real estate development, agriculture, materials and infrastructure construction. With ownership of 87,500 acres in Hawaii, A&B is the state’s fourth largest private landowner, and one of the state’s most active real estate investors. The Company manages a portfolio comprising 4.7 million square feet of leasable space in Hawaii and on the U.S. Mainland and is the largest owner of grocery-anchored retail assets in the state. A&B is also Hawaii’s largest materials company and paving contractor. Additional information about A&B may be found at www.alexanderbaldwin.com.
FORWARD-LOOKING STATEMENTS
Statements in this press release that are not historical facts, including potential benefits, consequences and impact of a potential REIT conversion, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with pages 17-29 of Alexander & Baldwin, Inc.’s 2015 Form 10-K and other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release. We do not undertake any obligation to update our forward-looking statements.

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